
Dagmar Mine
Eureka
North Lily Shaft
Knightville
Dividend
Big Hill
Evans Mine
Eureka Peak
Godiva Mtn
Burriston Can
Eureka Standard
Powerline
Knight
Sioux Peak
Mammoth Peak
Tintic
Creek
Mammoth
Latite Ridge
Willow Spring
Great Eastern
Springs
Kingsley Mine
Dragon Mine
Silver City
Silver Pass
Hollow
Green Spring
Ruby
Treasure Hill
Tanner
Eureka
OLD RR GRADE
Laclede
Rock Canyon
Diamond Divide
Gulch
Springs